News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2010 RESULTS

•	Second quarter net sales increase three percent to $11.4 billion
•	Second quarter earnings from continuing operations decline one percent to $727 million
•	Second quarter earnings per share from continuing operations increase five percent to $1.96
•	Second quarter cash from operations increases eight percent to $1.2 billion
•	Increases outlook for earnings per share from continuing operations and cash from operations; decreases outlook for net sales due to discontinued operations

BETHESDA, Md. July 27, 2010 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2010 net sales of $11.4 billion, a 3 percent increase over the $11.1 billion in 2009. Earnings from continuing operations for the second quarter of 2010 were $727 million, or $1.96 per diluted share, compared to $731 million, or $1.87 per diluted share, in 2009. Cash from operations in the second quarter of 2010 was $1.2 billion, compared to $1.1 billion in 2009.

“We had strong second quarter financial results,” said Chairman and CEO Bob Stevens.  “Operationally, we’re continuing to implement affordability initiatives that will enhance performance and lower cost, and our dedicated workforce is focused on meeting our commitments.  Strategically, we decided to divest two units and realign others to strengthen performance over the long term.  In the new reality of escalating demands and increasing constraints on resources, we continue to refine our portfolio of capabilities and services to provide the best, most affordable solutions for our customers, a secure future for our employees and value for our shareholders.”

Realignment and Planned Divestitures

As previously announced on June 2, 2010, we have taken certain portfolio-shaping actions designed to strengthen our business over the long term, as follows:

•	Disclosed plans to divest most of Enterprise Integration Group (EIG) and Pacific Architects and Engineers, Inc. (PAE), two businesses within Information Systems & Global Solutions (IS&GS); and

•
Realigned two IS&GS businesses, Readiness & Stability Operations (RSO) and Savi Technology, Inc., with our Simulation, Training and Support business to form the Global Training & Logistics (GT&L) line of business within Electronic Systems.

We are actively marketing PAE for sale and expect the transaction to occur around the end of 2010.  As a result, PAE’s operating results are included in discontinued operations and its assets and liabilities are classified as held for sale on the balance sheet.  The plan to divest PAE is a result of customers seeking a different mix of services that do not fit with our long-term strategy.

We are currently evaluating the relative merits of a sale transaction for EIG compared to a spin-off of the EIG business to our stockholders. EIG’s financial results will remain in IS&GS’ continuing operations until we either conclude that a sale is probable or close a spin-off transaction. We expect a transaction to occur around the end of 2010.

Our decision to divest EIG was based on our analysis of the U.S. Government’s increased concerns about perceived organizational conflicts of interest within the defense contracting community.  We have never had an organizational conflict of interest violation; however, the potential for conflicts arises in circumstances where a contractor providing certain types of advisory services or support to the U.S. Government is also involved in systems development activities.  EIG provides systems engineering, architecture, and integration services and support to a broad range of government customers.

Certain financial information herein has been reclassified to reflect the realignment between the Electronic Systems and IS&GS business segments and to exclude the PAE business from the IS&GS business segment.

Summary Reported Results and Outlook
The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	2nd Quarter		Year-to-Date
(In millions, except per share data)	2010	2009	2010	2009

Net sales	$11,442	$11,072	$21,915	$21,280

Operating profit
Segment operating profit	$1,287	$1,272	$2,435	$2,466
Unallocated corporate, net:
FAS/CAS pension adjustment	(110)	(115)	(220)	(229)
Stock compensation expense	(41)	(42)	(82)	(72)
Other, net	(1)	(37)	(26)	(35)
Operating profit	1,135	1,078	2,107	2,130
Interest expense	86	74	173	148
Other non-operating income
(expense), net[1]	(19)	46	9	43
Earnings from continuing operations before income taxes	1,030	1,050	1,943	2,025
Income tax expense[2]	303	319	675	628
Net earnings:
Earnings from continuing operations	727	731	1,268	1,397
Earnings from discontinued operations [3]	98	3	104	3
Net earnings	$825	$734	$1,372	$1,400
Diluted earnings per share:
Continuing operations	$1.96	$1.87	$3.38	$3.54
Discontinued operations	0.26	0.01	0.28	0.01
Diluted earnings per share	$2.22	$1.88	$3.66	$3.55

Cash from operations	$1,225	$1,136	$2,874	$2,354

[1]	Includes interest income and unrealized gains (losses), net on marketable securities held in a Rabbi Trust to fund certain employee benefit obligations.
[2]
The 2010 year-to-date amount includes an unusual charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D, which increased income tax expense by $96 million.

3	The 2010 2nd quarter and year-to-date amounts include a $96 million tax benefit due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to dispose of PAE.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2010 FINANCIAL OUTLOOK [1]	2010 Projections
(In millions, except per share data and percentages)	April 2010	Current Update

Net sales	$46,250 - $47,250	$45,500 - $46,500

Operating profit:
Segment operating profit	$5,025 - $5,125	$5,025 - $5,125
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(440)	(440)
Stock compensation expense	(170)	(170)
Other, net	(120)	(100)
Operating profit	4,295 - 4,395	4,315 - 4,415

Interest expense	(350)	(350)
Other non-operating income, net	30	10
Earnings from continuing operations before income taxes	$3,975 - $4,075	$3,975 - $4,075

Diluted earnings per share from continuing operations	$7.00 - $7.20	$7.15 - $7.35
Cash from operations	≥ $3,300	≥ $3,400
ROIC[2]	≥ 16.0%	≥ 17.0%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The Corporation’s updated outlook for 2010 net sales, diluted earnings per share, and cash from operations incorporates: the removal of $750 million in projected net sales and $30 million in projected segment operating profit relating to PAE discontinued operations; a $30 million increase in projected segment operating profit driven by improved performance within Space Systems; and a net $0.15 per share improvement primarily due to a reduction in projected weighted average shares outstanding as a result of higher than anticipated share repurchase activity during the second quarter.

Our outlook for 2010 cash from operations anticipates that we will make at least $1.4 billion in discretionary contributions to our pension trust during 2010. We have made discretionary contributions of $350 million to our pension trusts through June 2010.  We anticipate recovering approximately $1.0 billion as CAS cost during 2010, with the remainder being recoverable in future years.

Our outlook does not include any financial effect of the voluntary executive separation program announced on July 6, 2010 as the financial results of the program will not be known until later in 2010.  Our outlook also does not incorporate any financial effect related to the research and development (R&D) tax credit, which expired on Dec. 31, 2009.  The R&D tax credit benefit will not be incorporated into our 2010 outlook or results unless it is extended by Congress. The benefit of the R&D tax credit was approximately $0.11 per share for 2009.

Cash Deployment Strategy

We continued to execute our cash deployment strategy in the second quarter of 2010 by:

•	repurchasing 9.7 million shares at a cost of $782 million in the quarter and 16.2 million shares at a cost of $1.3 billion for the year-to-date period;
•	paying cash dividends totaling $233 million in the quarter and $471 million for the year-to-date period; and
•	expending capital of $131 million during the quarter and $223 million during the first six months of the year.

In May 2010, we issued $728 million of new 5.72 percent Notes due 2040 (the New Notes), in exchange for $611 million of our then outstanding debt securities (the Old Notes).  We paid a premium of $158 million, of which $117 million was in the form of New Notes and $41 million was paid in cash. The premium will be amortized to interest expense over the life of the New Notes.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems.

The segment results and discussions that follow reflect the previously discussed realignment between the Electronic Systems and IS&GS business segments as well as the exclusion of PAE from IS&GS as discontinued operations. EIG results continue to be included in the continuing operations of IS&GS.

Operating profit for the business segments includes equity earnings (losses) from their investments, because the operating activities of the investees are closely aligned with the operations of those segments.  Our largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales
Aeronautics	$3,146	$3,086	$6,079	$5,867
Electronic Systems	3,528	3,395	6,804	6,564
Information Systems & Global Solutions	2,688	2,535	5,034	4,875
Space Systems	2,080	2,056	3,998	3,974
Total net sales	$11,442	$11,072	$21,915	$21,280

Operating profit
Aeronautics	$372	$399	$696	$754
Electronic Systems	432	425	836	825
Information Systems & Global Solutions	238	224	445	451
Space Systems	245	224	458	436
Segment operating profit	1,287	1,272	2,435	2,466
Unallocated corporate income (expense), net	(152)	(194)	(328)	(336)
Total operating profit	$1,135	$1,078	$2,107	$2,130

In our discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Volume refers to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion for a particular contract for design, development and production activities.

Performance generally refers to changes in contract profit booking rates.  These changes to our contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Aeronautics

($ millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,146	$3,086	$6,079	$5,867
Operating profit	$372	$399	$696	$754
Operating margin	11.8%	12.9%	11.4%	12.9%

Net sales for Aeronautics increased by 2 percent for the quarter and 4 percent for the first six months of 2010 from the comparable 2009 periods.  In both periods, sales increased in Air Mobility and declined in Combat Aircraft. The increase in Air Mobility primarily was attributable to higher volume on C-130J programs including deliveries and support activities. There were six C-130J deliveries in the second quarter of 2010 (compared to three in the second quarter of 2009) and nine in the first six months of 2010 (compared to six in the comparable period of 2009). The decrease in Combat Aircraft principally was due to lower volume on the F-35 System Development and Demonstration (SDD) contract, F-16 programs, including a decline in deliveries, as well as lower volume on F-22 and other combat aircraft programs.  These decreases partially were offset by higher volume on the F-35 production contracts. There were five F-16 deliveries in the second quarter of 2010 (compared to eight in the second quarter of 2009) and 11 in the first six months of 2010 (compared to 16 in the comparable period of 2009). Other Aeronautics Programs sales were relatively unchanged between periods.

Operating profit for Aeronautics decreased by 7 percent for the quarter and 8 percent for the first six months of 2010 from the comparable 2009 periods.  In both periods, the decline in operating profit primarily was due to decreases in Combat Aircraft, which partially were offset by increases in Air Mobility and Other Aeronautics Programs.  The decrease in Combat Aircraft’s operating profit primarily was due to the lower volume on the F-35 SDD contract, F-16 and F-22 programs as well as a decrease in the level of favorable performance adjustments on other combat aircraft programs in 2010 compared to 2009. These decreases more than offset increased operating profit resulting from higher volume and improved performance on F-35 production contracts. The increase in Air Mobility operating profit primarily was due to the higher volume on C-130J and other air mobility programs.  The increase in Other Aeronautics Programs mainly was attributable to improved performance in sustainment activities and higher volume and improved performance on P-3 programs.

Electronic Systems

($ millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,528	$3,395	$6,804	$6,564
Operating profit	$432	$425	$836	$825
Operating margin	12.2%	12.5%	12.3%	12.6%

Net sales for Electronic Systems increased by 4 percent for the quarter and first six months of 2010 from the comparable 2009 periods. In both periods, sales increased in GT&L and Missiles & Fire Control (M&FC) but declined in Mission Systems & Sensors (MS2). The increase at GT&L primarily was due to growth on readiness and stability operations and higher volume on simulation & training programs. The increase at M&FC primarily was due to higher volume on air defense and certain tactical missile programs, which partially were offset in the six month period by lower volume on fire control systems. The decrease at MS2 mainly was due to lower volume on ship & aviation systems and undersea warfare programs, which partially were offset by higher volume on surface naval warfare and radar system programs.

Operating profit for Electronic Systems increased by 2 percent for the quarter and 1 percent for the first six months of 2010 from the comparable 2009 periods. During the quarter, operating profit increased at M&FC and GT&L but declined at MS2. The increase at M&FC mainly was due to higher volume and improved performance on certain tactical missile programs and improved performance on fire control systems, which partially were offset by declines on air defense programs. The increase at GT&L primarily was attributable to higher volume on readiness and stability operations, which partially were offset by lower profitability on certain simulation & training programs in 2010. The decrease at MS2 primarily was attributable to lower volume and performance on undersea warfare system programs and lower volume on ship & aviation system programs, which partially were offset by higher volume and improved performance on radar system programs in 2010.

During the first six months of the year, operating profit increased at M&FC and GT&L but declined at MS2. The increase at M&FC mainly was due to higher volume and improved performance on certain tactical missile programs and higher volume on air defense programs. The increase at GT&L primarily was attributable to higher volume on readiness and stability operations, which partially were offset by the absence in 2010 of a benefit recognized in the first quarter of 2009 from favorably resolving a contract matter at simulation & training programs. The decrease at MS2 primarily was attributable to lower volume and performance on undersea warfare system programs, which partially were offset by higher volume and improved performance on radar system programs in 2010.

Information Systems & Global Solutions

($ millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$2,688	$2,535	$5,034	$4,875
Operating profit	$238	$224	$445	$451
Operating margin	8.9%	8.8%	8.8%	9.3%

Net sales for IS&GS increased by 6 percent for the quarter and 3 percent for the first six months of 2010 from the comparable 2009 periods. In both periods, sales increased in Civil but declined in Defense and Intelligence. Civil increased principally due to higher volume on enterprise civilian services. Defense sales primarily decreased due to lower volume on mission and combat systems activities. Sales in Intelligence programs declined slightly mainly due to lower volume on security solutions, which partially were offset by higher volume in enterprise integration activities.

Operating profit for IS&GS increased by 6 percent for the quarter and decreased by 1 percent in the first six months of 2010 from the comparable 2009 periods.  During the second quarter, operating profit increased in Intelligence and Civil but declined in Defense. The increase in Intelligence programs mainly was due to improved performance on security solutions, enterprise integration activities and other intelligence activities. The increase in Civil was mainly due to higher volume on enterprise civilian services. The decrease in operating profit at Defense primarily was attributable to lower volume on mission and combat systems activities.

During the first six months of the year, operating profit increases in Civil and Intelligence were more than offset by a decline in Defense. The increase in Civil was mainly due to higher volume on enterprise civilian services. The increase in Intelligence programs mainly was due to higher volume and improved performance on enterprise integration and other intelligence activities. The decrease in operating profit at Defense primarily was attributable to lower volume on mission and combat systems activities.

Space Systems

($ millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$2,080	$2,056	$3,998	$3,974
Operating profit	$245	$224	$458	$436
Operating margin	11.8%	10.9%	11.5%	11.0%

Net sales for Space Systems increased by 1 percent for the quarter and first six months of 2010 from the comparable 2009 periods.  In both periods, sales growth at Satellites and Space Transportation partially were offset by declines in Strategic & Defensive Missile Systems (S&DMS).  The sales growth in Satellites primarily was attributable to higher volume in government satellite activities. There were no commercial satellite deliveries during the second quarter and first six months of 2010 or 2009. The increase in Space Transportation principally was due to higher volume on the Orion program, which partially was offset by lower volume on the space shuttle external tank program.  S&DMS sales decreased mainly due to lower volume on defensive missile and strategic missile programs.

Operating profit for Space Systems increased by 9 percent for the quarter and 5 percent for the first six months of 2010 from the comparable 2009 periods.  Operating profit increased in all three lines of business during the quarter. The increase in Space Transportation mainly was attributable to higher volume on the Orion program, which partially was offset by lower volume on the space shuttle’s external tank program. Satellites’ operating profit increased primarily due to higher volume and improved performance on government satellite programs, which partially was offset by performance on commercial satellite programs. S&DMS operating profit increased mainly due to improved performance on strategic missile programs. Equity earnings represented 26 percent of operating profit at Space Systems in the second quarter of 2010, compared to 28 percent in the second quarter of 2009.

During the first six months of the year, operating profit increases in Space Transportation and S&DMS partially were offset by a decline in Satellites’ operating profit. The increase in Space Transportation mainly was attributable to higher equity earnings on the ULA joint venture and higher volume on the Orion program, which partially were offset by lower volume on the space shuttle’s external tank program. Satellites’ operating profit decreased primarily due to performance on commercial satellite programs and a lower level of favorable performance adjustments on government satellite programs in 2010 as compared to 2009. S&DMS operating profit increased mainly due to improved performance on strategic missile and defensive missile programs. Equity earnings represented 25 percent of operating profit at Space Systems in the first six months of 2010, compared to 22 percent in the first six months of 2009.

Unallocated Corporate Expense, Net

($ millions)	2nd Quarter		Year-to-Date
	2010	2009	2010	2009
FAS/CAS pension adjustment	$(110)	$(115)	$(220)	$(229)
Stock compensation expense	(41)	(42)	(82)	(72)
Other, net	(1)	(37)	(26)	(35)
Unallocated corporate expense, net	$(152)	$(194)	$(328)	$(336)

See the Corporation’s 2009 Form 10-K for a description of “Unallocated corporate costs,” including the FAS/CAS pension adjustment.

Income Taxes

Our effective income tax rates were 29.4 percent and 34.7 percent for the quarter and six months ended June 27, 2010 compared to 30.4 percent and 31.0 percent for the quarter and six months ended June 28, 2009. The effective tax rate for the second quarter of 2010 was lower than the comparable period in 2009 primarily due to a reduction in our provision for foreign taxes. The effective tax rate for the first six months of 2010 was higher than the comparable period in 2009 primarily due to the enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. These Acts eliminated our tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013.  Since the tax benefits associated with these future deductions were reflected as deferred tax assets in our 2009 financial statements, the elimination of the tax deductions resulted in a reduction in deferred tax assets and an increase in income tax expense in the first quarter of 2010.  This increase in income tax expense reduced 2010 net earnings by $96 million.

The effective tax rates for both periods included tax benefits for U.S. manufacturing activities and dividends related to our employee stock ownership plans. The second quarter and first six months of 2009 tax rates included benefits related to the R&D credit, which expired on Dec. 31, 2009.

Discontinued Operations

Discontinued operations includes the operating results for PAE for all periods presented and a $96 million tax benefit in 2010 due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to dispose of PAE.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 136,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2009 sales from continuing operations were $44.5 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.T. on July 27, 2010.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as:
•	the availability of government funding for our products and services both domestically and internationally due to performance, cost growth, or other factors;
•	changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives);
•	the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs;
•	failure to have key programs recertified after notice of exceeding cost-growth thresholds specified by the Nunn-McCurdy process;
•	the award or termination of contracts;
•	actual returns (or losses) on pension plan assets, interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;

•	the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies;
•
the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; including the potential that a delay in the divestiture of EIG could result in U.S. Government customers electing not to renew existing or award new contracts to EIG;

•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2009 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of July 26, 2010.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2010 Projections
	April 2010	Current Update
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	Combined	Combined
RETURN	≥ $2,860	≥ $3,000

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $17,900	≤ $17,650

RETURN ON INVESTED CAPITAL	≥ 16.0%	≥ 17.0%

1
Represents after-tax interest expense utilizing the federal statutory rate of 35 percent.  Interest expense is added back to net earnings as it represents the return to debt holders.  Debt is included as a component of average invested capital.

2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of our benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 11.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
(In millions, except per share data and percentages)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010 (a)	June 28, 2009 (a)	June 27, 2010 (a)	June 28, 2009 (a)
Net sales	$11,442	$11,072	$21,915	$21,280
Cost of sales	10,382	10,060	19,927	19,263
Gross profit	1,060	1,012	1,988	2,017
Other income, net	75	66	119	113
Operating profit	1,135	1,078	2,107	2,130
Interest expense	86	74	173	148
Other non-operating income (expense), net	(19)	46	9	43
Earnings from continuing operations before income taxes	1,030	1,050	1,943	2,025
Income tax expense	303	319	675	628
Earnings from continuing operations	727	731	1,268	1,397
Earnings from discontinued operations (b), (c)	98	3	104	3
Net earnings	$825	$734	$1,372	$1,400
Effective tax rate	29.4%	30.4%	34.7%	31.0%
Earnings per common share:
Basic
Continuing operations	$1.98	$1.89	$3.42	$3.58
Discontinued operations	0.27	0.01	0.28	0.01
Basic earnings per common share	$2.25	$1.90	$3.70	$3.59
Diluted
Continuing operations	$1.96	$1.87	$3.38	$3.54
Discontinued operations	0.26	0.01	0.28	0.01
Diluted earnings per common share	$2.22	$1.88	$3.66	$3.55
Average number of shares outstanding
Basic	367.6	386.9	370.6	390.2
Diluted	371.7	390.9	374.7	394.2
Common shares reported in stockholders' equity at quarter end:			360.0	381.7

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

(b)	In June 2010, we announced plans to divest Pacific Architects and Engineers, Inc. (PAE). As a result, the consolidated financial statements have been reclassified to reflect PAE as a discontinued operation.
(c)	The 2010 2nd quarter and year-to-date amounts include a $96 million tax benefit due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to dispose of PAE.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	% Change	June 27, 2010	June 28, 2009	% Change
Net sales
Aeronautics	$3,146	$3,086	2%	$6,079	$5,867	4%
Electronic Systems	3,528	3,395	4	6,804	6,564	4
Information Systems & Global Solutions	2,688	2,535	6	5,034	4,875	3
Space Systems	2,080	2,056	1	3,998	3,974	1
Total net sales	$11,442	$11,072	3%	$21,915	$21,280	3%

Operating profit
Aeronautics	$372	$399	(7)%	$696	$754	(8)%
Electronic Systems	432	425	2	836	825	1
Information Systems & Global Solutions	238	224	6	445	451	(1)
Space Systems	245	224	9	458	436	5
Segment operating profit	1,287	1,272	1	2,435	2,466	(1)
Unallocated corporate expense, net	(152)	(194)		(328)	(336)
Total operating profit	$1,135	$1,078	5%	$2,107	$2,130	(1)%

Margins
Aeronautics	11.8%	12.9%		11.4%	12.9%
Electronic Systems	12.2	12.5		12.3	12.6
Information Systems & Global Solutions	8.9	8.8		8.8	9.3
Space Systems	11.8	10.9		11.5	11.0
Total operating segments	11.2	11.5		11.1	11.6
Total consolidated	9.9%	9.7%		9.6%	10.0%

(a)
In June 2010, we announced the realignment of two IS&GS businesses, Readiness & Stability Operations (RSO) and Savi Technology, Inc., with our Simulation, Training and Support business to form the Global Training & Logistics line of business within Electronic Systems. All of the business segment information presented in the attachments has been reclassified to reflect this realignment and to exclude the PAE business from the IS&GS business segment information for all prior periods presented. PAE is now presented in discontinued operations. In connection with the realignment and divestiture activities announced in June, IS&GS' name was changed to Information Systems & Global Solutions, replacing "Services" with "Solutions" to better reflect its focus and scope.

LOCKHEED MARTIN CORPORATION
Effect of Realignment on ESBA and IS&GS Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Electronic Systems

Net Sales
Results under old structure	$3,088	$3,076	$6,002	$5,989
Realignment	440	319	802	575
Reported under new structure	$3,528	$3,395	$6,804	$6,564

Operating profit
Results under old structure	$405	$406	$793	$796
Realignment	27	19	43	29
Reported under new structure	$432	$425	$836	$825

Margins
Results under old structure	13.1%	13.2%	13.2%	13.3%
Realignment	(0.9)	(0.7)	(0.9)	(0.7)
Reported under new structure	12.2%	12.5%	12.3%	12.6%

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Information Systems & Global Solutions

Net Sales
Results under old structure	$3,277	$3,018	$6,149	$5,779
Realignment	(440)	(319)	(802)	(575)
PAE to discontinued operations	(149)	(164)	(313)	(329)
Reported under new structure	$2,688	$2,535	$5,034	$4,875

Operating profit
Results under old structure	$269	$248	$502	$490
Realignment	(27)	(19)	(43)	(29)
PAE to discontinued operations (b)	(4)	(5)	(14)	(10)
Reported under new structure	$238	$224	$445	$451

Margins
Results under old structure	8.2%	8.2%	8.2%	8.5%
Realignment and exclusions	0.6	0.6	0.7	0.8
Reported under new structure	8.9%	8.8%	8.8%	9.3%

(a)
In June 2010, we announced the realignment of two IS&GS businesses, Readiness & Stability Operations (RSO) and Savi Technology, Inc., with our Simulation, Training and Support business to form the Global Training & Logistics line of business within Electronic Systems. We also announced plans to divest our PAE business. PAE is now presented in discontinued operations. This attachment shows what the results would have been under the old structure before the realignment, the impact of the realignment and the results under the new structure.

(b)
Earnings from discontinued operations on the Income Statement includes the operating profit amounts noted above plus interest income, interest expense and income tax expense or benefits. These amounts totaled $94 million and $90 million in the second quarter and first six months of 2010 as compared to ($2) million and ($7) million in the comparable 2009 periods.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Unallocated corporate expense, net
FAS/CAS pension adjustment	$(110)	$(115)	$(220)	$(229)
Stock compensation expense	(41)	(42)	(82)	(72)
Other, net	(1)	(37)	(26)	(35)
Unallocated corporate expense, net	$(152)	$(194)	$(328)	$(336)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
FAS/CAS pension adjustment
FAS pension expense	$(357)	$(259)	$(714)	$(518)
Less: CAS costs	(247)	(144)	(494)	(289)
FAS/CAS pension adjustment	$(110)	$(115)	$(220)	$(229)

	THREE MONTHS ENDED JUNE 27, 2010 (a)			SIX MONTHS ENDED JUNE 27, 2010 (a)
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Item - 2010
Elimination of Medicare Part D deferred tax assets	$—	$—	$—	$—	$(96)	$(0.25)

(a)	There were no unusual items reported in the first six months of 2009.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Depreciation and amortization of plant and equipment
Aeronautics	$48	$47	$95	$94
Electronic Systems	58	60	112	118
Information Systems & Global Solutions	14	17	28	31
Space Systems	44	42	87	85
Segments	164	166	322	328
Unallocated corporate expense, net	15	15	29	28
Total depreciation and amortization of plant and equipment	$179	$181	$351	$356

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Amortization of purchased intangibles
Aeronautics	$13	$13	$25	$25
Electronic Systems	5	5	11	9
Information Systems & Global Solutions	4	8	12	17
Space Systems	—	1	1	3
Total amortization of purchased intangibles	$22	$27	$49	$54

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
(In millions, except percentages)
	(Unaudited)
	JUNE 27,	DECEMBER 31,
	2010	2009
Assets
Cash and Cash Equivalents	$2,722	$2,391
Short-Term Investments	877	346
Accounts Receivable, Net	6,383	5,840
Inventories	2,360	2,131
Deferred Income Taxes	962	812
Assets of Discontinued Operations Held for Sale	499	537
Other Current Assets	409	656
Total Current Assets	14,212	12,713

Property, Plant and Equipment, Net	4,381	4,517
Goodwill	9,797	9,810
Purchased Intangibles, Net	179	226
Prepaid Pension Asset	167	160
Deferred Income Taxes	3,614	3,779
Other Assets	3,889	3,906
Total Assets	$36,239	$35,111

Liabilities and Stockholders' Equity
Accounts Payable	$2,271	$2,014
Customer Advances and Amounts in Excess of Costs Incurred	5,180	5,039
Liabilities of Discontinued Operations Held for Sale	281	280
Other Current Liabilities	4,127	3,392
Total Current Liabilities	11,859	10,725

Long-term Debt, Net	5,019	5,052
Accrued Pension Liabilities	11,194	10,823
Other Postretirement Benefit Liabilities and Other Noncurrent Liabilities	4,433	4,382
Stockholders' Equity	3,734	4,129
Total Liabilities and Stockholders' Equity	$36,239	$35,111
Total debt-to-capitalization ratio:	57%	55%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
(In millions)
	SIX MONTHS ENDED
	June 27, 2010	June 28, 2009
Operating Activities
Net earnings	$1,372	$1,400
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization of plant and equipment	351	356
Amortization of purchased intangibles	49	54
Stock-based compensation	82	72
Excess tax benefits on stock compensation	(8)	(13)
Changes in operating assets and liabilities:
Accounts receivable, net	(552)	(812)
Inventories	(197)	101
Accounts payable	247	118
Customer advances and amounts in excess of costs incurred	137	219
Other	1,393	859
Net cash provided by operating activities	2,874	2,354

Investing Activities
Expenditures for property, plant and equipment	(223)	(299)
Net cash used for short-term investment transactions	(531)	—
Acquisition of businesses / investments in affiliates	(22)	(187)
Other	(28)	(14)
Net cash used for investing activities	(804)	(500)

Financing Activities
Repurchases of common stock	(1,247)	(969)
Issuances of common stock and related amounts	37	23
Excess tax benefits on stock compensation	8	13
Common stock dividends	(471)	(449)
Cash premium and transaction costs for debt exchange	(47)	—
Net cash used for financing activities	(1,720)	(1,382)

Effect of exchange rate changes on cash and cash equivalents	(19)	32
Net increase in cash and cash equivalents	331	504
Cash and cash equivalents at beginning of period	2,391	2,168
Cash and cash equivalents at end of period	$2,722	$2,672

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2009	$373	$—	$12,351	$(8,595)	$4,129
Net earnings	—	—	1,372	—	1,372
Common stock dividends declared (a)	—	—	(704)	—	(704)
Stock-based awards and other	3	251	—	—	254
Common stock repurchases (b)	(16)	(251)	(1,031)	—	(1,298)
Other comprehensive loss	—	—	—	(19)	(19)
Balance at June 27, 2010	$360	$—	$11,988	$(8,614)	$3,734

(a)
Includes dividends ($0.63 per share) declared and paid in the first and second quarters.  This amount also includes a dividend ($0.63 per share) that was declared on June 24, 2010 and is payable on September 24, 2010 to stockholders of record on September 1, 2010.

(b)
We repurchased 9.7 million shares for $781.8 million during the second quarter.  Year-to-date, we repurchased 16.2 million common shares for $1.3 billion. We have 12.6 million shares remaining under our share repurchase program as of June 27, 2010.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited

	June 27,	December 31,
	2010	2009
Backlog
(In millions)
Aeronautics	$24,400	$26,700
Electronic Systems	21,900	23,100
Information Systems & Global Solutions	9,900	10,900
Space Systems	16,600	16,800
Total	$72,800	$77,500

	THREE MONTHS ENDED		SIX MONTHS ENDED
Aircraft Deliveries	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

F-16	5	8	11	16
F-22	4	5	8	10
C-130J	6	3	9	6

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings - Unaudited
(In millions, except per share data and percentages)

	THREE MONTHS ENDED	THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	March 29,	June 28,	September 27,	December 31,
	2010	2009	2009	2009	2009	2008	2007

Net sales	$10,473	$10,208	$11,072	$10,893	$12,332	$41,926	$41,232
Cost of sales	9,545	9,203	10,060	9,894	11,103	37,291	37,018
Gross profit	928	1,005	1,012	999	1,229	4,635	4,214
Other income, net	44	47	66	82	28	475	295
Operating profit	972	1,052	1,078	1,081	1,257	5,110	4,509
Interest expense	87	74	74	74	86	332	341
Other non-operating income (expense), net	28	(3)	46	54	26	(91)	189
Earnings from continuing operations before income taxes	913	975	1,050	1,061	1,197	4,687	4,357
Income tax expense	372	309	319	267	353	1,479	1,318
Earnings from continuing operations	541	666	731	794	844	3,208	3,039
Earnings (loss) from discontinued operations (a)	6	—	3	3	(17)	9	(6)
Net earnings	$547	$666	$734	$797	$827	$3,217	$3,033
Effective tax rate	40.7%	31.7%	30.4%	25.2%	29.5%	31.6%	30.3%
Earnings per common share:
Basic
Continuing operations	$1.45	$1.69	$1.89	$2.08	$2.23	$8.03	$7.31
Discontinued operations	0.01	—	0.01	0.01	(0.04)	0.02	(0.02)
Basic earnings per common share	$1.46	$1.69	$1.90	$2.09	$2.19	$8.05	$7.29
Diluted
Continuing operations	$1.43	$1.68	$1.87	$2.06	$2.21	$7.84	$7.12
Discontinued operations	0.02	—	0.01	0.01	(0.04)	0.02	(0.02)
Diluted earnings per common share	$1.45	$1.68	$1.88	$2.07	$2.17	$7.86	$7.10

(a)
In June 2010, we announced plans to divest Pacific Architects and Engineers, Inc. (PAE). As a result, the consolidated financial statements have been reclassified to reflect PAE as a discontinued operation.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins - Realigned Business Segments
Unaudited
(In millions, except percentages)

	THREE MONTHS ENDED	THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	March 29,	June 28,	September 27,	December 31,
	2010	2009	2009	2009	2009	2008	2007
Net sales:
Aeronautics	$2,933	$2,781	$3,086	$3,084	$3,250	$11,473	$12,303
Electronic Systems	3,276	3,169	3,395	3,254	3,714	12,803	12,046
Information Systems & Global Solutions	2,346	2,340	2,535	2,482	2,761	9,623	8,680
Space Systems	1,918	1,918	2,056	2,073	2,607	8,027	8,203
Total net sales	$10,473	$10,208	$11,072	$10,893	$12,332	$41,926	$41,232

Operating profit:
Aeronautics	$324	$355	$399	$397	$426	$1,433	$1,476
Electronic Systems	404	400	425	404	431	1,583	1,441
Information Systems & Global Solutions	207	227	224	225	272	980	900
Space Systems	213	212	224	236	300	953	856
Segment operating profit	1,148	1,194	1,272	1,262	1,429	4,949	4,673
Unallocated corporate expense, net	(176)	(142)	(194)	(181)	(172)	161	(164)
Total operating profit	$972	$1,052	$1,078	$1,081	$1,257	$5,110	$4,509

Margins:
Aeronautics	11.0%	12.8%	12.9%	12.9%	13.1%	12.5%	12.0%
Electronic Systems	12.3	12.6	12.5	12.4	11.6	12.4	12.0
Information Systems & Global Solutions	8.8	9.7	8.8	9.1	9.9	10.2	10.4
Space Systems	11.1	11.1	10.9	11.4	11.5	11.9	10.4
Total operating segments	11.0	11.7	11.5	11.6	11.6	11.8	11.3
Total consolidated	9.3%	10.3%	9.7%	9.9%	10.2%	12.2%	10.9%

LOCKHEED MARTIN CORPORATION
Selected Financial Data - Realigned Business Segments
Unaudited
(In millions)
	THREE MONTHS ENDED	THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 28,	March 29,	June 28,	September 27,	December 31,
	2010	2009	2009	2009	2009	2008	2007
Depreciation and amortization of plant and equipment
Aeronautics	$47	$47	$47	$49	$55	$190	$181
Electronic Systems	54	58	60	61	66	257	230
Information Systems & Global Solutions	14	14	17	17	18	61	65
Space Systems	43	43	42	46	51	166	136
Segments	158	162	166	173	190	674	612
Unallocated corporate expense, net	14	13	15	15	16	53	54
Total depreciation and amortization of plant and equipment	$172	$175	$181	$188	$206	$727	$666

Amortization of purchased intangibles
Aeronautics	$12	$12	$13	$13	$12	$50	$50
Electronic Systems	6	4	5	4	5	18	34
Information Systems & Global Solutions	8	9	8	8	9	36	48
Space Systems	1	2	1	2	(3)	5	9
Segments	27	27	27	27	23	109	141
Unallocated corporate expense, net	—	—	—	—	—	9	12
Total amortization of purchased intangibles	$27	$27	$27	$27	$23	$118	$153

LOCKHEED MARTIN CORPORATION
Backlog - Realigned Business Segments
Unaudited
(In millions)
	March 28,	March 29,	June 28,	September 27,	December 31,	December 31,
	2010	2009	2009	2009	2009	2008
Backlog:
Aeronautics	$26,000	$27,100	$27,900	$25,900	$26,700	$27,200
Electronic Systems	22,300	24,000	22,100	21,700	23,100	23,500
Information Systems & Global Solutions	10,600	11,400	10,400	10,200	10,900	11,800
Space Systems	15,700	17,800	18,400	18,000	16,800	17,900
Total backlog	$74,600	$80,300	$78,800	$75,800	$77,500	$80,400